EXHIBIT 5.12

June 13, 2014

DaVita HealthCare Partners Inc.

2000 16th Street

Denver, Colorado 80202

Re:	$1,750,000,000 5.125% Senior Notes due 2024

Ladies and Gentlemen:

We refer to the issuance by DaVita HealthCare Partners Inc., a Delaware corporation (“DaVita”), of $1,750,000,000 of 5.125% Senior Notes due 2024 (the “Notes”) under an indenture dated as of June 13, 2014 (the “Indenture”), among DaVita, the subsidiary guarantors named therein, including Continental Dialysis Centers, Inc., a Virginia corporation (“CDC”), Continental Dialysis Center of Springfield-Fairfax, Inc., a Virginia corporation (“CDC-Springfield”), and East End Dialysis Center, Inc., a Virginia corporation (“EEDC”) (each of CDC, CDC-Springfield, and EEDC, a “Subsidiary”, collectively, the “Subsidiaries”, and together with the other subsidiary guarantors, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), and the issuance by the Guarantors of the related guarantees of the Notes (the “Guarantees”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions expressed below, we have examined and relied upon a copy of the form of Note, the form of the notation of Guarantee and the Indenture. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of:

a. the Articles of Incorporation for CDC, dated August 8, 1983, the Certificate of Incorporation of CDC, issued by the Virginia State Corporation Commission (the “SCC”) on August 10, 1983, the Articles of Merger of CDC and Continental Dialysis Center of Sterling-Dulles, Inc., a Virginia corporation, dated February 1, 1995, and the Certificate of Merger of CDC, issued by the SCC on February 15, 1995 (evidencing the merger of Continental Dialysis Center of Sterling-Dulles, Inc. into CDC);

b. the Articles of Incorporation for CDC-Springfield, dated October 14, 1982, the Certificate of Incorporation of CDC-Springfield, issued by the SCC on October 18, 1982, the Articles of Amendment of CDC-Springfield, dated November 9, 1987, and the Certificate of Amendment of CDC-Springfield, issued by the SCC on December 31, 1987;

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DaVita HealthCare Partners Inc.

June 13, 2014

c. the Articles of Incorporation for EEDC, dated January 25, 1985, and the Certificate of Incorporation of EEDC, issued by the SCC on January 30, 1985;

d. the Bylaws of CDC (undated);

e. the Bylaws of CDC-Springfield (undated);

f. the Bylaws of EEDC, dated March 19, 1985;

g. the Written Consent of the Sole Director of CDC, CDC-Springfield, and EEDC, dated June 9, 2014;

h. the CDC Good Standing Certificate, issued by the SCC on June 2, 2014;

i. the CDC-Springfield Good Standing Certificate, issued by the SCC on June 2, 2014;

j. the EEDC Good Standing Certificate, issued by the SCC on June 2, 2014; and

k. such other agreements, documents, certificates and statements of governmental officials and other instruments as we have considered relevant and necessary as a basis for the opinions expressed below.

Except as described in the two immediately preceding sentences, we have conducted no independent investigation of factual matters, and no inference as to our knowledge of the existence of facts should be drawn solely from the fact of our delivery of the opinions expressed below or our representation of any persons or entities in connection therewith.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. We have also assumed (a) that the Indenture and the Guarantees (the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Subsidiaries; (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Subsidiaries, enforceable against each of them in accordance with their respective terms; and (c) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, or (ii) violations of statutes, rules and regulations or court or governmental orders. We also have assumed that the Documents will be executed and delivered by the parties thereto in substantially the same form as the Documents we examined. For purposes of our opinion as to delivery in paragraph 3, we have assumed that each Subsidiary has physically or electronically delivered and released to each other party thereto on or before the date hereof, and without conditions or restrictions, possession of a fully executed original, facsimile, or electronic version of each Document with the intent to form a binding contract.

DaVita HealthCare Partners Inc.

June 13, 2014

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. Each Subsidiary is a Virginia corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. Each Subsidiary has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees executed by such Subsidiary.

3. The Indenture has been duly authorized, executed and delivered by each Subsidiary, and the Guarantee executed by such Subsidiary has been duly authorized, executed and delivered by such Subsidiary.

This letter is limited to the federal laws of the United States of America and the laws of the Commonwealth of Virginia in effect as of the date hereof, to the extent that such laws generally apply to transactions of the type contemplated by the Documents. We express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction or any state securities or blue sky laws. We note that the Documents provide that they are governed by the laws of the State of New York. With your permission, we are rendering the opinions expressed herein as if the law of the Commonwealth of Virginia, without regard to its conflict of laws principles, were chosen as the governing law of the Documents. This letter relates only to matters as of the date hereof.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (a) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (b) such Instrument has been duly authorized, executed and delivered by each party thereto, and (c) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided, that we make no such assumption insofar as any of the foregoing matters relate to the Subsidiaries and is expressly covered by our opinion set forth in paragraphs 1 and 3 above.

DaVita HealthCare Partners Inc.

June 13, 2014

We hereby consent to the filing of this opinion letter as an exhibit to DaVita’s Current Report on Form 8-K relating to the Notes and the Guarantees and to all references to our firm included in or made a part of DaVita’s Registration Statement on Form S-3 under the Act, filed with the Securities and Exchange Commission on June 10 (File No. 333-196630). In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LeClair Ryan

LeClair Ryan